[BELDEN LOGO]       7701 Forsyth Boulevard              Phone: 314.854.8000
                    Suite 800                           Fax: 314.854.8003
                    St. Louis, Missouri 63105

                                                        www.Belden.com





News Release

                                                                    EXHIBIT 99.1


FROM:               BELDEN
                    DEE JOHNSON
                    314.854.8054


FOR IMMEDIATE RELEASE -- JANUARY 30, 2007


BELDEN AGREES TO ACQUIRE HIRSCHMANN AUTOMATION AND CONTROL

Consistent with the strategic goal of expanding its connectivity offering in markets where Belden is the preferred cable supplier, Belden is acquiring a company with wide-ranging competence and leading market positions in digital communication and connectivity for industrial automation and large-scale public infrastructure.

St. Louis, Missouri -- Belden (NYSE:BDC) has entered into a definitive agreement to purchase Hirschmann Automation and Control GmbH (together with certain affiliates "HAC") from HgCapital, a European private equity investor, for a cash purchase price of approximately $260 million. HAC is a leading supplier of Industrial Ethernet solutions and industrial connectivity.

John Stroup, president and chief executive officer of Belden, said: "The acquisition of Hirschmann is a major achievement in our pursuit to expand our business in desirable end-markets, beyond cable, to signal transmission solutions. In addition to having a broad portfolio of connectors for the industrial market, Hirschmann is the undisputed leader in the application of Industrial Ethernet solutions. We couldn't be more excited to have Hirschmann as part of the Belden family.

"Hirschmann has leveraged its knowledge of industrial automation into a leading position in digital communication for manufacturing and large-scale infrastructure projects," Mr. Stroup continued. "Industrial Ethernet is an open system that allows the integration of a wide variety of equipment and provides for an interface between the industrial network and the enterprise network. The adoption of Industrial Ethernet among our customers is in early stages but is increasing rapidly because of these compelling advantages.

"In the short run," he continued, "we see a tremendous opportunity to use Belden's global reach to accelerate HAC's revenue growth in North America and Asia. In the long run, we expect to thoughtfully integrate the capabilities of Hirschmann and Belden to create products and services for the industrial market that are preferred worldwide.

"We continue to investigate opportunities that advance our presence in emerging geographies and expand our solutions beyond copper cable," he concluded.

HAC is led by Reinhard Sitzmann, chief executive officer, who will continue in that role. The company has its headquarters in Neckartenzlingen, Germany, two production locations in Germany, and three manufacturing joint ventures in China. In addition to its Industrial Ethernet and connectivity product lines, HAC has a leading position in electronic control and safety systems for cranes and other load-bearing equipment. HAC had 2006 revenues of approximately $250 million and employs 750 associates.

Mr. Sitzmann said, "HAC and Belden have highly complementary products and market positions. Belden will be able to strengthen HAC's market presence in North America and Asia. We welcome this combination with Belden and look forward to a creative and dynamic future."

Apart from the cash purchase price and as part of the consideration for the acquisition, Belden will be responsible for certain obligations, including pension liabilities, of approximately $60 million, to be funded in future years.

The companies anticipate the transaction to close in approximately 45 days. Belden expects that the transaction will be accretive to 2007 earnings. A fact sheet with more information about the acquisition can be found on Belden's website, www.belden.com.

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include the Company's ability successfully to integrate the acquired business; demand for the products of Belden and the acquired company; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.

ABOUT BELDEN

Belden is a leader in the design, manufacture, and marketing of signal transmission products for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.

ABOUT HIRSCHMANN AUTOMATION AND CONTROL GMBH

As specialists in automation technology, Hirschmann Automation and Control GmbH
(HAC) supplies complete and integrated infrastructures for companywide data communication. The product range extends from network components for Ethernet, Fast Ethernet and Gigabit Ethernet through fiber interfaces for different fieldbus systems down to electrical connectors for actuators and sensors. HAC also provides electronic control systems for load indication and load moment limitation. For additional information see http://www.hirschmann-ac.com.






















                                     Page 3